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                                                    Exhibit 10.43




                                  February 27, 1995


Mr. Harvey Golub
Chairman of the Board
American Express Company
American Express Tower
World Financial Center
New York, New York  10285-5170

Dear Mr. Golub:

       In consideration of the payment of $1.00 and other valuable consideration, this will serve as the agreement of Berkshire Hathaway Inc., on behalf of itself and its subsidiaries (collectively, "Berkshire"), that, if Berkshire should acquire 10% or more of the voting securities of American Express Company ("American Express"), and so long as Berkshire shall beneficially own 5% or more of the outstanding voting securities of American Express.

       1. Berkshire will not dispose of any shares of voting securities of American Express without the prior consent of American Express to any person who Berkshire knows or should know (i) has made a filing with the Securities and Exchange Commission with respect to ownership of 5% or more of American Express voting securities, or (ii) would be required to do so as result of the purchase from Berkshire, or (iii) seeks to change the control of American Express in any manner; provided, however, that notwithstanding the above, Berkshire may dispose of its American Express securities in the following circumstances:

            (a) in a sale between Berkshire Hathaway Inc. and a subsidiary company or between two subsidiary companies of Berkshire Hathaway Inc.; or

            (b) in a sale by Berkshire to American Express or a subsidiary thereof; or

            (c) in a tender or exchange offer for American Express approved or not opposed by the Board of Directors of American Express; or

            (d) in one or more open market transactions effected on the New York Stock Exchange, any other national securities exchange, or in the over-the-counter market (which may include a sale to one or more broker-dealers acting as market makers or otherwise intending to resell the shares sold to it or them in accordance with its or their normal business practices), so long as Berkshire does not knowingly violate subsections (i), (ii) or (iii) above.

       2. So long as Harvey Golub is Chief Executive Officer of American Express, Berkshire shall vote, or cause to be voted, all voting securities of American Express now or hereafter beneficially owned by it at any and all meetings of the shareholders of American Express and any adjournments thereof, or in any written consent solicitation or similar situation in which the voting rights associated with securities of American Express may be exercised, in accordance with the recommendation of the Board of Directors of American Express (if such recommendation is made) with respect to every matter upon which a vote is taken or consent solicited.

       If the foregoing meets with your approval, please sign the duplicate original of this letter agreement and return it to me.

                                  Very truly yours,

                                  /s/ Warren E. Buffett

                                  Warren E. Buffett


WEB/kcn


Accepted and Agreed

AMERICAN EXPRESS COMPANY


By  /s/ Harvey Golub
       Harvey Golub
     Chairman of the Board